Exhibit 1 to Form 8-K



March 11, 2002



Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 11, 2002 of APA Optics, Inc. and are in agreement with the statements contained in the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                          /s/ Ernst & Young LLP


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